UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒ File by a party other than the Registrant ☐

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MERCER INSURANCE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

MERCER INSURANCE GROUP, INC.
PENNINGTON, NEW JERSEY 08534

To Be Held May 12, 2010

Mailed to Security Holders March 25, 2010

Mercer Insurance Group, Inc.
10 North Highway 31
P.  O. Box 278
Pennington, New Jersey 08534

March 25, 2010

Dear Fellow Shareholder:

The Annual Meeting of Shareholders of Mercer Insurance Group, Inc. will be held on Wednesday, May 12, 2010, at the Company’s headquarters located at 10 North Highway 31, Pennington, New Jersey, at 10:30 a.m.  local time.

The matters to be acted upon at the meeting are:

(a)      The election of three Class I directors;

(b)      The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010; and

(c)      Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please review the enclosed material and sign, date and return the proxy card.  Regardless of whether you plan to attend the annual meeting in person, please vote now so that the matters coming before the meeting may be acted upon.

I look forward to seeing you at the annual meeting.

Respectfully yours,

Andrew R. Speaker
President and Chief Executive Officer

Mercer Insurance Group, Inc.
10 North Highway 31
P.  O. Box 278
Pennington, New Jersey 08534

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 25, 2010

To the Shareholders:

NOTICE IS HEREBY GIVEN that, pursuant to a call of its directors, the Annual Meeting of Shareholders of Mercer Insurance Group, Inc. will be held at the Company’s headquarters located at 10 North Highway 31, Pennington, New Jersey, 08534 on Wednesday, May 12, 2010, at 10:30 a.m. local time for the purpose of considering and voting on the following matters:

1.      Election of three Class I directors to hold office for terms of three years from the date of election and until their successors shall have been duly elected and qualified (Matter No.  1);

2.      The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010 (Matter No.  2); and

3.      Such other business as may properly come before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on March 1, 2010, shall be entitled to notice of and to vote at the meeting.  A proxy statement, a proxy card and a self-addressed postage prepaid envelope are enclosed.  Please complete, sign and date the proxy card and return it promptly in the envelope provided.  If you attend the meeting, you may revoke your proxy and vote in person.

This notice, the accompanying proxy statement and form of proxy are sent to you by order of the Board of Directors.

Respectfully yours,

Paul D. Ehrhardt
Corporate Secretary

Pennington, New Jersey
March 25, 2010

Mercer Insurance Group, Inc.
10 North Highway 31
P.  O. Box 278
Pennington, New Jersey 08534

PROXY STATEMENT

GENERAL

Introduction

This Proxy Statement and the accompanying Notice of Meeting, proxy card and Annual Report for the year ended December 31, 2009 are being mailed to the shareholders of Mercer Insurance Group, Inc.  (“Mercer” or the “Company”) on or about March 25, 2010 in connection with the solicitation of proxies by the Board of Directors of Mercer.  The proxies will be voted at the Annual Meeting of Shareholders of Mercer to be held on Wednesday, May 12, 2010, at 10:30 a.m. local time at the Company’s headquarters located at 10 North Highway 31, Pennington, New Jersey (the “Annual Meeting”).

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 12, 2010:

This Notice and Proxy Statement and our 2009 Annual Report to Shareholders,
which includes the Annual Report on Form 10-K, may be accessed at
http://www.cfpproxy.com/5546,

where it can be viewed or a request may be made to mail a copy to you.

For directions to the location of the meeting, please email

InvestorRelations@mercerins.com

or call the Company’s offices at (609) 737-0426.

Solicitation of Proxies

The cost of the solicitation of proxies will be borne by Mercer.  In addition to the use of the mail, some directors and officers of Mercer may solicit proxies, without additional compensation, in person, by telephone, telegram, or otherwise.  Arrangements may be made by Mercer with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of record held by them, and Mercer may reimburse them for reasonable expenses they incur in so doing.

Voting Securities

As of the close of business on March 1, 2010 (the “Record Date”), there were outstanding 6,439,257 shares of common stock, no par value (the “Mercer Common Stock”), the only class of capital stock of Mercer outstanding.  Holders of record of Mercer Common Stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.  Each outstanding share of Mercer Common Stock is entitled to one vote on each matter to be voted upon.

If the enclosed proxy card is appropriately marked, signed and returned in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon.  Signed proxies not marked to the contrary will be voted “FOR” the election of the nominees for Mercer’s Board of Directors, “FOR” the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010, and in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

Right of Revocation

A Proxy may be revoked at any time before it has been exercised by filing with the Corporate Secretary of Mercer an instrument of revocation or a duly executed proxy bearing a later date.  Any shareholder attending the Annual Meeting also may revoke a previously granted proxy by voting in person at the Annual Meeting.

Quorum

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the Annual Meeting.

Abstentions

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Under Pennsylvania law abstentions are not treated as votes cast and therefore will have no effect in determining whether in the presence of a quorum whether Matter No. 2, the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010, is approved.

With respect to Matter No.1, the election of three Class I directors, a “WITHHOLD” vote will have the same effect as an abstention and will not count as a vote cast “FOR” or “AGAINST” a director nominee. Therefore, a “WITHHOLD” vote will have no effect on the outcome of the election of directors.

Shares Held in “Street Name”

If your shares are held in “street name” by your bank or broker or other intermediary, you will receive voting instructions from your intermediary which you must follow in order for your shares to be voted in accordance with your directions.  Many intermediaries permit their clients to vote via the internet or by telephone.  Whether or not internet or telephone voting is available, you may vote your shares by returning the voting instruction card which you will receive from your intermediary.

Shares held in street name, in the absence of your instructions, may be voted by your broker if your broker has discretionary authority to vote on the matter.  If your broker votes on a matter for which they do not have the authority to vote this is considered a “broker non-vote.” Shares represented by “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. However, broker non-votes will not be deemed “entitled to vote,” for purposes of Matter No. 1, the election of the three Class I directors, and therefore will have no effect on the approval of Matter No. 1, if a quorum is reached. We believe that under current SEC rules, Matter No. 2, relating to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year, is the only proposal for which your broker will have discretionary authority to vote your shares at the Annual Meeting.

Principal Shareholders

The following table sets forth information regarding persons or entities known to Mercer’s management to beneficially own, as of the Record Date, 5% or more of the outstanding shares of Mercer Common Stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock
FMR Corp.(1) 82 Devonshire Street Boston, MA 02109	656,100	10.2%
Dimensional Fund Advisors LP(2) 1299 Ocean Avenue Santa Monica, CA 90401	546,138	8.5%
American Century Companies Inc.(3) 4500 Main Street Kansas City, MO. 64111	424,307	6.6%
H. Thomas Davis, Jr.(4) 10 North Highway 31 Pennington, NJ 08534	374,609	5.8%
Mercer Insurance Group, Inc.(5) Employee Stock Ownership Plan 10 North Highway 31 Pennington, NJ 08534	605,986	9.4%
_____________
(1)
As derived from the Schedule 13G filed with the Securities & Exchange Commission on February 14, 2008.  Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of the common stock outstanding as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2)
As derived from the Schedule 13G filed with the Securities & Exchange Commission on February 10, 2010.  Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts.  Dimensional Fund Advisors LP is a Delaware Limited Partnership.

(3)
As derived from the Schedule 13G filed with the Securities & Exchange Commission on February 16, 2010. American Century Investment Management, Inc., a wholly owned subsidiary of American Century Companies, Inc., is an investment advisor registered under section 203 of the Investment Advisors Act of 1940. American Century Investment Management, Inc. is a Delaware corporation.

(4)	Mr. Davis is a director and retired executive officer of the Company.
(5)
Under the Mercer Insurance Group, Inc. Employee Stock Ownership Plan (which we refer to as the “ESOP”), shares are allocated to accounts in the name of the individuals who participate in the ESOP.  The voting rights for shares in each individual participant’s ESOP account are passed through to that participant.  Because participants can vote shares in their ESOP accounts, but cannot sell them at this time, participants in the ESOP have sole voting power and no dispositive power over shares allocated to their ESOP accounts.  As of the December 31, 2009 ESOP year-end, 611,258 shares were held in the ESOP’s related trust. Of these 611,258 shares, 423,425 shares are allocated to the accounts of eligible ESOP participants. The remaining 187,833 shares are held in an unallocated account in the ESOP’s related trust and will be allocated to eligible ESOP participants in accordance with the terms of the ESOP. The ESOP trustee votes all unallocated shares in its discretion.  The number of shares allocated to the account of each named executive officer is disclosed in the footnotes to the beneficial ownership table which appears below under the heading “Security Ownership of Management” and is also included in the total ESOP figure.  Because of its role as trustee for the ESOP, Sovereign Bank may also be deemed to have shared dispositive power over the shares held by the ESOP.  The ESOP is directed by an administrative committee which serves as its plan administrator.  Our Board of Directors appoints the members of the administrative committee, which currently consist of Andrew R. Speaker and David B. Merclean.  These individuals are each employees of Mercer and each disclaims beneficial ownership of the shares held by the ESOP, except those shares allocated to his individual ESOP account.

MATTER NO. 1

ELECTION OF MERCER DIRECTORS

General

Under Mercer’s Articles of Incorporation, the total number of directors may be determined by a resolution adopted by majority vote of the directors then in office or by resolution of the shareholders at a meeting.  The number of directors for 2010 has been set by the Board at eight. Mercer’s Board of Directors is divided into three classes with directors serving for three-year terms, with one class of directors being elected at each annual meeting of shareholders.

Leadership Structure and Risk Oversight

The Chairman of the Board presides at all meetings of the Board. The Chairman is elected on an annual basis by the remaining directors. Currently, the offices of Chairman of the Board and Chief Executive Officer are separated. The Chief Executive Officer currently serves as the only member of management on the Board. The Company has no fixed policy with respect to the separation of the offices of the Chairman of the Board and Chief Executive Officer. The Board believes that the separation of the offices of the Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company to make this determination from time to time in light of the then-current circumstances.

In addition, the Board has created several standing committees. These committees, The Audit, Nominating/Governance, and Compensation Committees, allow regular risk oversight and monitoring, and deeper analysis of issues before the Board. The committee structure also requires committees to be comprised exclusively of independent directors. The membership of the committees is reviewed from time to time, and specific committee assignments are proposed by the Nominating/Governance Committee in consultation with the chair of each committee and with the consent of the member, and then submitted to the full Board for approval. In addition, the Nominating/Governance committee, among its other duties, conducts an annual assessment of the Board and its various committees to evaluate their effectiveness.

The Board’s role in connection with risk oversight is to oversee and monitor the management of risk practiced by the Company’s management in the performance of their duties.  The Board does this in a number of ways, principally through the oversight responsibility of committees of the Board, but also as part of the strategic planning process. For example, our audit committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls over financial reporting.  Our nominating committee oversees risk associated with corporate governance and the Company’s code of conduct, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. Our compensation committee oversees the risk related to our executive compensation plans and arrangements. Our investment committee oversees the risks related to managing our investment portfolio. The full Board receives reports on a regular basis regarding each committee’s oversight from the chairperson of each committee when reporting on their committee’s actions at regular Board meetings.

Director Independence

The Board has determined that each of the following directors is an “independent director,” as such term is defined in the Marketplace Rules of the Nasdaq Stock Market LLC (“Nasdaq”), as follows:

George T. Hornyak, Jr., Chairman
Roland D. Boehm	William C. Hart
Samuel J. Malizia	Richard U. Niedt

Nominees and Continuing Directors

The Board of Directors has fixed the number of directors in Class I at three and has nominated George T. Hornyak, Jr., Andrew R. Speaker, and Samuel J. Malizia for election as Class I directors, each to hold office for a three-year term which expires at the 2013 Annual Meeting of Shareholders or when his successor is duly elected and has qualified.  Messrs. Hornyak, Speaker, and Malizia are currently directors of Mercer.  The remaining directors will continue to serve as Class II and Class III directors whose terms expire in 2011 and 2012, respectively.

Pursuant to Mercer’s bylaws directors are elected by a plurality of votes cast, without regard to either:  (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.  The three persons receiving the highest number of votes cast at the Annual Meeting will be elected as Class I directors.  Accordingly, abstentions and broker non-votes will not constitute or be counted as votes cast for purposes of the election of directors at the Annual Meeting, but will be counted for purposes of determining the presence of a quorum.

Except as noted above, it is intended that shares represented by proxies will be voted for the nominees listed, each of whom is now a director of Mercer and each of whom has expressed his willingness to serve, or for any substitute nominee or nominees designated by the Mercer Board of Directors in the event any nominee or nominees become unavailable for election.  The Mercer Board of Directors has no reason to believe that any of the nominees will not serve if elected.

The following tables set forth as to each of the nominees for election as a Class I director and as to each of the continuing Class II and Class III directors, his age, principal occupation and business experience for the past five years.  There are no family relationships between or among any of our nominees, continuing directors or executive officers.

Nominees for Election as Class I Directors — Term Expires in 2013

Name and Principal Occupation During Past Five Years	Age	Director Since (1)	Directorship in other Reporting Companies
George T. Hornyak, Jr. Self-Employed Private Investor since 1998	60	1985	None
Andrew R. Speaker President and Chief Executive Officer of Mercer	47	1997	None
Samuel J. Malizia Managing Partner of the law firm of Malizia, Spidi & Fisch, PC, since 1991; Director of National Penn Bank and Nittany Bank, subsidiaries of National Penn Bancshares, Inc. from 2006 to 2009; Chairman of the Board of Nittany Financial Corp. and Nittany Bank from 1997 to 2006	55	2003	None

Continuing Class II Directors — Term Expires in 2011

Name and Principal Occupation During Past Five Years	Age	Director Since (1)	Directorship in other Reporting Companies
Roland D. Boehm Self-Employed Business Consultant	72	1980	None
H. Thomas Davis, Jr. Retired since 2006. Senior Vice President of Mercer from 2001 to 2006	61	2001	Penns Woods Bancorp, Inc.
William V. R. Fogler Owner/Van Rensselaer, Ltd., an investment management company	65	2000	None

Continuing Class III Directors — Term Expires in 2012

Name and Principal Occupation During Past Five Years	Age	Director Since (1)	Directorship in other Reporting Companies
William C. Hart Retired	77	1970	None
Richard U. Niedt Retired	78	1979	None
___________
(1)	Includes service as a Director at Mercer Mutual Insurance Company prior to its conversion to a stock company on December 15, 2003.

Experience and Qualifications of Nominees

The Board believes that, particularly in the context of a highly regulated industry, the Company generally benefits from retaining existing directors in office because of the knowledge of the industry and the Company that they gain over the course of time. Thus, the Nominating/Governance Committee generally nominates incumbent directors for re-election to the board as long as those directors have performed, and are expected to continue to perform, in a satisfactory manner, and the board maintains an acceptable overall balance of skills and experience.

The current directors bring to the Company collectively a diverse experience that the Board draws on in the performance of its duties. For example, Mr. Hornyak has had a long career in the financial institutions area, including service as a Chief Executive Officer, is a financial expert, and has significant industry knowledge, Mr. Malizia is an attorney experienced in practice before the Securities and Exchange Commission representing financial institutions, a financial expert, and an entrepreneur who helped found a start-up financial institution, Mr. Boehm is a consultant to financial institutions who has worked in that sector for many years and has extensive knowledge of such institutions, Mr. Davis has operated a successful insurance agency in one of the Company’s important territories, has a strong network of agency relationships, founded the Franklin Insurance Company, and has extensive industry knowledge, Mr. Fogler has had substantial experience in the investments sector during his career, Mr. Hart is a financial expert with long experience in the financial institutions sector, and Mr. Niedt is a retired small businessman who operated a business in one of the Company’s important markets very similar to many of the accounts we insure, and provides guidance which helps the Company address the needs of that sector.

On the basis of their individual experience, past service on the Board, and their strong contributions as directors, the Nominating/Governance Committee nominated Messrs. Hornyak and Malizia for re-election at the 2010 annual meeting, and nominated Messrs. Boehm, Davis, Fogler, Hart, and Niedt for re-election at the prior two annual meetings. It is their experience, service and performance on which the Nominating/Governance Committee has based its conclusion that Messrs. Hornyak and Malizia are qualified to stand for re-election to the Board. In addition, Mr. Speaker was also nominated for re-election in 2010 because of the Board’s preference of having the Company’s chief executive officer serve on the Board to provide detailed guidance on the operations of the Company.

Recommendation:

The Board of Directors unanimously recommends that you vote “FOR” its nominees for directors.

Executive Officers Who Are Not Directors

Name and Position	Age	Principal Occupation During Past Five Years
Paul D. Ehrhardt Senior Vice President, Chief Underwriting Officer and Corporate Secretary of Mercer Insurance Group, Inc.	52	Has served in this position since June, 2001
David B. Merclean Senior Vice President of Finance and Chief Financial Officer of Mercer Insurance Group, Inc.	59	Has served in this position since October, 2003
Paul R. Corkery Senior Vice President and Chief Information Officer of Mercer Insurance Group, Inc.	59	Has served in this position since March 2006; Consultant, Amper, Politziner and Mattia from 2004 to March 2006

Security Ownership of Management

The following table sets forth information concerning the number of shares of Mercer Common Stock beneficially owned, as of March 1, 2010, by each present director, nominee for director, executive officer named in the Summary Compensation Table appearing below and by all directors and executive officers as a group.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Roland D. Boehm(2)	57,775	*
Paul R. Corkery(3)	37,941	*
H. Thomas Davis, Jr. (2)	374,609	5.8%
Paul D. Ehrhardt(4)	97,096	1.5%
William V. R. Fogler(2)	54,025	*
William C. Hart(2)	56,575	*
George T. Hornyak, Jr.(2)	193,872	3.0%
Samuel J. Malizia(2)	69,121	1.1%
David B. Merclean(5)	63,852	1.0%
Richard U. Niedt(2)	46,786	*
Andrew R. Speaker(6)	235,408	3.6%
Executive Officers, Directors and Nominees for Director as a Group ( 11 persons)(7)	1,287,060	18.7%
___________
* Less than 1%
(1)
Each of the persons identified above has sole investment and voting power as to all of the shares reported as being beneficially owned by him, with the exception of shares held jointly by certain officers, directors and nominees for director with their spouses or directly by their spouses or other relatives.   The number of shares beneficially owned by the persons named in the table above is determined in accordance with the rules of the Securities and Exchange Commission.  Under those rules, a person is deemed to beneficially own shares of common stock as to which he has or shares, directly or indirectly, the power to vote the stock or the power to dispose of the stock.  A person is also deemed to own any stock with respect to which he has the right to acquire voting or investment power within 60 days through the exercise of any option, warrant or conversion right or through the revocation of any trust or similar arrangement.  Accordingly, the above table includes shares which the individual has the right to acquire within 60 days of the Record Date.

(2)	Includes stock options for 27,400 Shares with respect to which the holder has the right to acquire beneficial ownership within 60 days after March 1, 2010.
(3)
Includes 3,940 shares held by the Company’s Employee Stock Ownership Plan Trust and allocated to this holder’s account. Includes stock options for 25,000 Shares with respect to which the holder has the right to acquire beneficial ownership within 60 days after March 1, 2010.

(4)
Includes 13,818 shares held by the Company’s Employee Stock Ownership Plan Trust and allocated to this holder’s account. Includes stock options for 47,000 Shares with respect to which the holder has the right to acquire beneficial ownership within 60 days after March 1, 2010.

(5)
Includes 7,852 shares held by the Company’s Employee Stock Ownership Plan Trust and allocated to this holder’s account. Includes stock options for 47,000 Shares with respect to which the holder has the right to acquire beneficial ownership within 60 days after March 1, 2010.

(6)
Includes 13,818 shares held by the Company’s Employee Stock Ownership Plan Trust and allocated to this holder’s account. Includes stock options for 125,000 Shares with respect to which the holder has the right to acquire beneficial ownership within 60 days after March 1, 2010.

(7)
Includes an aggregate of 39,428 shares held by the Company’s Employee Stock Ownership Plan Trust and allocated to these holders’ accounts. Includes stock options for an aggregate of 435,800 Shares with respect to which these holders have the right to acquire beneficial ownership within 60 days after March 1, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

All reports required to be filed by the Company’s senior officers and directors pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on time.

Board and Committees

The Board of Directors has various standing committees, including an Audit Committee, a Compensation Committee, and a Nominating/Governance Committee.  Directors are expected to attend meetings of the Board, meetings of the committees on which they serve and the Annual Meeting.  During 2009, the Board of Directors held 13 meetings, the Audit Committee held six meetings, the Compensation Committee held three meetings, and the Nominating/Governance Committee held one meeting.  Each director attended at least 75% of the combined total of meetings of the Board of Directors and of each committee of which he was a member, other than Richard G. Van Noy, who passed away in August, 2009.  There were four executive sessions of the Board of Directors excluding management.  All directors attended the 2009 Mercer Annual Meeting.

The Audit Committee is comprised of Directors Hornyak (Chairman), Hart, and Malizia, each of whom is an “independent director” in the judgment of the Board of Directors and as such term is defined by Nasdaq’s Marketplace Rules and Rule 10A-3 of the Exchange Act.  The Board of Directors has designated each of Messrs. Hornyak, Hart and Malizia as “audit committee financial experts” of the Audit Committee.  The Audit Committee operates under a charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.mercerins.com.  The Committee is responsible for the appointment, compensation, oversight and termination of Mercer’s independent registered public accounting firm.  The Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm.  The Committee also assists the Board in providing oversight over the integrity of Mercer’s financial statements and Mercer’s compliance with applicable legal and regulatory requirements.  The Committee also is responsible for, among other things, reporting to Mercer’s Board on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in Mercer’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Importantly, from a corporate governance perspective, the Audit Committee regularly evaluates the independent registered public accounting firm’s independence from Mercer and Mercer’s management, including approving legally permitted, non-audit services provided by Mercer’s auditors and the potential impact of such services on the auditors’ independence.  The Committee meets periodically with Mercer’s independent registered public accounting firm outside of the presence of Mercer’s management and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management.  The Committee reviews and discusses with management earnings releases, including the use of pro forma information and financial information provided to analysts and rating agencies.  The Committee discusses with management and the independent registered public accounting firm the effect of accounting initiatives.  The Committee also is responsible for reviewing related party transactions and for receiving and addressing any complaints and concerns relating to accounting and auditing matters.

The Nominating/Governance Committee is comprised of Directors Niedt (Chairman), Malizia, and Hornyak, each of whom is an “independent director” in the judgment of the Board of Directors and as such term is defined by Nasdaq’s Marketplace Rules.  The Nominating/Governance Committee operates under a charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.mercerins.com.  The Nominating/Governance Committee is responsible for recommending to the Board individuals to stand for election as directors at the Annual Meeting of Shareholders, assisting the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, recommending to the Board qualified individuals to fill such vacancy, recommending to the Board, on an annual basis, nominees for each Board Committee and making independent recommendations to the Board of Directors as to the best practices for Board governance and evaluation of Board performance.  The Committee has the responsibility to develop and recommend criteria for the selection of director nominees to the Board, including, but not limited to diversity, age, skills, experience, and time availability (including consideration of the number of other boards on which the proposed director sits) in the context of the needs of the Board and Mercer and such other criteria as the Committee determines to be relevant at the time. The Committee has the power to apply these criteria in connection with the identification of candidates to be Board members, as well as to apply the standards for independence imposed by Mercer’s listing agreement with Nasdaq and all applicable federal laws in connection with such identification process.  The Committee has not adopted any specific minimum qualifications. However, Mercer’s articles of incorporation require that unless waived by the board of directors, in order to qualify for election as a director of Mercer, a person must have been a shareholder of record of the Company for at least three years. This provision is designed to discourage non-shareholders from buying a controlling interest in the Company for the purpose of having themselves elected to the Board, by requiring them to wait at least three years before being eligible for election.  During this period, the shareholder would gain the familiarity with the Company that is necessary to be able to fulfill his or her duties as a director.

The Nominating/Governance Committee considers potential candidates for Board membership recommended by its members, management, shareholders, other directors and others.  The Committee will consider nominees recommended by shareholders and, in considering such candidates, the Committee will apply the same criteria it applies in connection with Committee-recommended candidates.  The bylaws of Mercer permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors.  All nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Mercer not less than 90 days prior to the Annual Meeting.  Such notice must contain the following information: (a) the name, age, and business address, and if known, the residential address of each nominee; (b) the principal occupation or employment of each nominee; and (c) the number of shares of Mercer Common Stock beneficially owned by the nominee.  No shareholder has given notice of an intention to make a nomination as of the date of this proxy statement.  If a nomination is attempted at the Annual Meeting that does not comply with the procedures required by the bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated in accordance with the requirements of the bylaws, then such nomination or such votes shall be disregarded.

While the Board does not have a formal diversity policy, it is the Board’s policy to identify qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. In recommending proposed nominees to the full Board, the Nominating/Governance Committee is charged with building and maintaining a board that has an ideal mix of talent and experience to achieve the Company’s business objectives. In particular, the Nominating/Governance Committee focuses on relevant subject matter expertise, depth of knowledge in key areas that are important to the Company, and diversity of thought, background, perspective and experience so as to facilitate debate and broad thinking on strategies and tactics pursued by the Company, and believes that this approach will best result in a board that shows diversity in many respects.

The Compensation Committee is comprised of Directors Hart (Chairman), Boehm and Hornyak, each of whom is an “independent director” in the judgment of the Board of Directors and as such term is defined by Nasdaq’s Marketplace Rules.  All of our employees are employed directly by BICUS Services Corporation (“BICUS”), a wholly owned subsidiary of Mercer that provides management services to Mercer and all of its affiliates.  The Compensation Committee operates under a charter adopted by the Board of Directors, a copy of which is posted on the company’s website at www.mercerins.com.  The Compensation Committee is responsible for reviewing and making recommendations regarding the compensation and benefits of employees for, and granting stock options and restricted stock awards to, employees, management and directors under Mercer’s 2004 Stock Incentive Plan.

Compensation of Directors

The following table sets forth a summary of the total compensation that we paid to each non-employee director in 2009:

2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings1 ($)		All Other Compensation ($)	Total ($)
Roland D. Boehm	$58,000	−	−	−		$19,468	$2,202	$79,670
H. Thomas Davis, Jr.	$52,500	−	−	−		$17,544	−	$70,044
William V. R. Fogler	$49,000	−	−	−		$26,979	−	$75,979
William C. Hart	$61,500	−	−	−	$	(5,947)	$2,016	$63,516
George T. Hornyak, Jr.	$64,000	−	−	−		$19,605	$2,769	$86,374
Samuel J. Malizia	$53,000	−	−	−		$22,708	−	$75,708
Richard U. Niedt	$51,500	−	−	−	$	(5,927)	$1,966	$53,466
Richard G. Van Noy 2 (deceased in 2009)	$34,500	−	−	−		−	$56,374	$90,874
________________
Footnotes
(1)
Represents the aggregate change in the actuarially computed accumulated benefit obligation for the named director under the Benefit Agreement described below, from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year (calendar year 2008) to the plan measurement date used for financial statement reporting purposes with respect to the most recent fiscal year (calendar year 2009).  The plan measurement date used for financial statement reporting purposes is January 1.  Negative changes in nonqualified deferred compensation earnings are treated as $0 for purposes of reporting Total Compensation.

(2)
Mr. Van Noy passed away in August, 2009. Under the terms of the Benefit Agreement described below, his spouse is entitled as a result of his death to monthly payments of his retirement benefit for a period of 120 months. The aggregate additional actuarially computed present value of these payments is $54,589 and is shown in the All Other Compensation column.

The following table provides additional information on the outstanding equity awards granted to non-employee directors in 2009 and the number of outstanding equity awards at December 31, 2009.

Name	Unvested Stock Awards Outstanding at Year-End (#)	Option Awards Outstanding at Year-End (#)(1)	Stock Awards Granted in 2009 (#)	Option Awards Granted in 2009 (#)	Grant Date Fair Value of Stock and Option Awards Granted in 2009 ($)
Roland D. Boehm	−	27,400	−	−	−
H. Thomas Davis, Jr.	−	27,400	−	−	−
William V. R. Fogler	−	27,400	−	−	−
William C. Hart	−	27,400	−	−	−
George T. Hornyak, Jr.	−	27,400	−	−	−
Samuel J. Malizia	−	27,400	−	−	−
Richard U. Niedt	−	27,400	−	−	−
Richard G. Van Noy (deceased in 2009)	−	27,400	−	−	−
_____________
(1)	All stock options shown are fully vested as of December 31, 2009.

Each non-employee director of Mercer receives a monthly retainer of $3,000 ($4,000 commencing April 1, 2010), and a meeting fee of $1,000. Non-employee directors who are members of committees of the Board receive $1,000 per committee meeting attended in person and $500 per meeting attended by teleconference.  The Audit Committee Chairman also receives an additional annual retainer of $5,000.  The Compensation Committee Chairman and the Investment Committee Chairman each receive an additional annual retainer of $3,000. Executive officers of Mercer who are directors or members of committees of the Mercer Board of Directors or its subsidiaries receive no compensation for their service as directors or committee members.

Directors may elect to participate in Mercer’s Executive Nonqualified Excess Plan.  Under this plan, a participating director may defer all or a portion of the compensation earned by him for his service on the Board.  The Plan is described in greater detail in the narrative discussion which accompanies the Nonqualified Deferred Compensation Table which appears below.

Mercer maintains a Benefit Agreement pursuant to which it provides a pension to all non-management directors upon their retirement from the Board.  The pension is in the form of a monthly payment in an amount equal to the director’s monthly retainer from the Company in effect on the director’s retirement date, or $2,500, whichever is less.  If a participating director dies prior to receiving 120 monthly payments under the Benefit Agreement, the director’s beneficiaries are entitled to receive these payments until the total number of payments received by the director and the director’s beneficiaries equals 120.  A director is vested in the pension benefit after completion of ten years of service as a director.

In 2009, in order to conform with new tax requirements, a distribution was made to directors Boehm, Hart, Hornyak, Niedt, and Van Noy equal to the actuarially computed value of $100 per month as a partial satisfaction of their $2,500 per month pension benefit. Following this distribution, the pension benefit for these directors was reduced to a monthly payment in an amount equal to the director’s monthly retainer from the Company in effect on the director’s retirement date (less $100), or $2,400, whichever is less. The aggregate distribution to these directors for this purpose was $64,426, which included reimbursement of excise taxes imposed on the distribution of $10,738.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Mercer is comprised of three independent Directors. The members of the Audit Committee are Directors Hornyak (Chair), Hart, and Malizia.  The Audit Committee operates under a written charter originally adopted by the Board of Directors on May 7, 2003 and amended on January 13, 2010. The Board of Directors has designated each of Messrs. Hornyak, Hart, and Malizia as an “audit committee financial expert” of the Audit Committee.

The Audit Committee has reviewed the audited financial statements of Mercer for the fiscal year ended December 31, 2009, and discussed them with management and Mercer’s independent registered public accounting firm, KPMG LLP.  The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement of Auditing Standards No.  114.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the fees paid by Mercer to KPMG and described below are compatible with maintaining KPMG’s independence from Mercer.  Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that Mercer’s audited financial statements for the fiscal year ended December 31, 2009, be included in Mercer’s Annual Report on Form 10-K for that fiscal year.

This report is not intended to be “soliciting material,” is not intended to be “filed” with the SEC, and is not intended to be incorporated by reference into any filing made by Mercer Insurance Group, Inc. with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether such filing is made before or after the date hereof and notwithstanding any general incorporation language contained in any such filing.

Submitted by:

THE AUDIT COMMITTEE:
George T. Hornyak, Jr. (Chairman)
William C. Hart
Samuel J. Malizia

EXECUTIVE COMPENSATION

Compensation Committee Members and Independence

Messrs. Hart, Boehm, and Hornyak are the members of the Compensation Committee.  Mr. Hart is the Committee chair.  Each member of the Compensation Committee is an “independent director” as such term is defined by Nasdaq’s Marketplace Rules.

Role of Compensation Committee

The Compensation Committee operates under a written charter adopted by the Board.  A copy of the charter is available online on our website at www.mercerins.com.  The fundamental responsibilities of the Committee are to:

•	Adopt and review an executive compensation philosophy that reflects our mission, vision, values, and long-term strategic objectives;

•	Administer our executive compensation programs in a manner that furthers our strategic goals and serves the interests of our shareholders;

•	Establish compensation-related performance objectives for executive officers that support our key business objectives;

•	Evaluate the job performance of the Chief Executive Officer in light of the established goals and objectives;

•	Determine the total compensation levels of the named executive officers and to allocate total compensation among the various components pursuant to the executive compensation philosophy;

•	Administer our equity compensation and other incentive compensation plans;

•	Make recommendations to the Board regarding equity-based and incentive compensation plans;

•	Make recommendations regarding succession plans for the Chief Executive Officer;

•	Recommend to the board the compensation arrangements with respect to our non-employee directors;

•	Oversee preparation of the disclosure on executive compensation set forth each year in Mercer’s proxy statement, including the Committee’s report thereon; and

•	Annually review and assess the adequacy of the Compensation Committee Charter and evaluate its own performance thereunder.

Committee Meetings

The Compensation Committee meets as often as necessary to perform its duties and responsibilities.  The Committee held three meetings during 2009.  The Committee typically meets with the Chief Executive Officer and, where appropriate, with other members of our executive management team.

The Committee receives and reviews materials in advance of each meeting.  These materials include information that management believes will be helpful to the Committee, as well as materials that the Committee has specifically requested.  Depending upon the agenda for a specific meeting, these materials may include:

•	Financial reports on year to date performance compared to prior year performance;

•	Calculations and reports on levels of achievement of individual and corporate performance objectives;

•	Reports on our strategic objectives and budget for future periods;

•	Reports on both current and past performance versus a peer group of companies;

•	Information on the named executive officers’ stock ownership holdings;

•	Information with respect to equity compensation awards;

•	Tally sheets setting forth the total compensation of the named executive officers, which includes base salary, cash incentives, equity awards, perquisites, and other compensation; and

•	Information regarding compensation programs and compensation levels at peer companies.

Management’s Role in the Compensation Process

Management plays a significant role in the compensation process.  The most significant aspects of management’s role are:

•	Evaluating employee performance;

•	Establishing business performance targets and objectives; and

•	Recommending salary levels, and equity and incentive awards.

The Chief Executive Officer works with the Committee chair in establishing the agenda for Committee meetings.  Management also prepares information as needed for each Committee meeting.

The Chief Executive Officer also participates in Committee meetings at the Committee’s request to provide:

•	Background information regarding our strategic goals;

•	Evaluation of the performance of the other named executive officers; and

•	Compensation recommendations for the named executive officers (other than himself).

Committee Analysis

The Compensation Committee collects and analyzes internal executive compensation information in establishing appropriate compensation levels.  Additionally, from time to time, the Committee reviews other human resource issues, including qualified and non-qualified benefits and management performance appraisals.

The Compensation Committee Charter grants the Committee the authority to hire advisors and consultants to assist the Committee with meeting its obligations under its charter, although the Committee has not to date engaged any advisors or consultants.

Annual Evaluation

The Compensation Committee meets in executive session each year to evaluate the performance of the named executive officers, to determine their annual equity and incentive bonuses for the prior fiscal year, if any, and to establish qualitative annual performance objectives for the Chief Executive Officer for the current fiscal year, as well as to review and set base salaries and to consider and approve any grants or awards to executive officers under our equity incentive programs.

Incentive Items and Corporate Goals

The Compensation Committee’s process begins with a review of the incentive items and corporate goals for the Company’s executive officers around the beginning of each fiscal year.  The Committee engages in an active dialogue with the Chief Executive Officer concerning strategic objectives and corporate goals.  The Committee reviews the appropriateness of the incentives and goals and the degree of difficulty in achieving them.

Targeted Compensation Levels

Together with the incentives and corporate goals, the Compensation Committee establishes targeted total compensation levels for its executive officers.  In making its determination, the Committee is guided by the compensation philosophy described below in the Compensation Discussion and Analysis.  The Committee also considers historical compensation levels, competitive pay practices and the relative compensation levels among our executive officers as a group.  We also consider industry conditions, corporate performance, and the overall effectiveness of our compensation program in achieving desired performance levels.

As targeted total compensation levels are determined, the Committee also determines the portion of total compensation that will be contingent, performance-based pay.  Performance-based pay generally includes cash bonuses and equity-based compensation whose value is dependent upon long-term appreciation in the price of our common stock.

Committee Effectiveness

In accordance with the provisions of our charter, the Committee reviews, on an annual basis, its performance and the effectiveness of our compensation program in obtaining desired results.

Reasonableness of Compensation

After considering all the components of the compensation paid to the named executive officers, the Committee has determined that the compensation paid to the named executive officers is reasonable and not excessive.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We have designed our executive compensation program with the fundamental objective of supporting our core values and strategic mission and vision.  The basis of our compensation philosophy is to align the interests of management with those of our shareholders.  The following principles influence and guide the Compensation Committee’s compensation decisions:

•
The Committee examines our business plan and strategic objectives in order to ensure that its compensation decisions attract and retain leaders and reward them for achieving our strategic initiatives and objective measures of success.

•	At the core of our compensation philosophy is our belief that we should link pay directly to performance. This philosophy guides our compensation-related decisions.

•	A substantial portion of executive officer compensation is contingent and variable upon achievement of incentive items and corporate goals.

•	Our equity compensation plans prohibit discounted stock options, reload stock options, and re-pricing of stock options.

•	The Committee believes that compensation should generally increase with position and responsibility.

•	Total compensation is higher for individuals with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives.

•
As position and responsibility increases, a greater portion of the executive officer’s total compensation becomes performance-based and contingent upon the achievement of incentive items and corporate goals.

•
Equity-based compensation is higher for persons with higher levels of responsibility, making that portion of their total compensation dependent on long-term appreciation in the value of our common stock.

Business Context

The Committee has adopted guiding compensation principles that will directly align the interests of executives with shareholders in accomplishing corporate strategic objectives.  These guiding principles are as follows:

•	Attracting and retaining competent executive leadership,

•	Delivering the total compensation package in a cost-efficient manner,

•	Using long-term equity compensation tied to our common stock and financial performance to reinforce key business objectives,

•	Ensuring the alignment of the interests of executives and shareholders, and

•	Motivating executives through competitive compensation opportunities based upon job scope and sustained individual and company performance to achieve competitive results.

Compensation Components and Benchmarking

We do not believe it is appropriate to establish compensation levels solely upon benchmarking.

The major components of our executive compensation program are the following:

•	Market-competitive executive base salaries,

•	Short term cash incentive bonuses based upon the achievement of incentive items and corporate goals,

•	Long-term equity incentive compensation, and

•	Base benefits that are generally available to all employees.

For 2009, compensation paid to our executives consisted primarily of base salary and cash bonuses.  In addition to being eligible for participation in company-wide benefits plans, the named executive officers are eligible to participate in our nonqualified deferred compensation plans, which is the only significant benefit we provide to our named executive officers which is not available to all of our employees generally.  Incentive awards are directly related to both corporate and individual performance.  Market data, individual performance, retention needs, and internal equity have been the primary factors considered in decisions to increase or decrease compensation.

Base Salaries

Base salary is a critical element of executive compensation because it provides executives with a predictable base level of income.  In determining base salaries, the Committee considers the following criteria:

•	The overall job scope and responsibilities,

•	The executive’s qualifications, including education and experience level,

•	The goals and objectives established for the executive,

•	Individual performance versus objectives,

•	The executive’s past performance,

•	Internal pay equity, and

•	The tax deductibility of base salary.

We annually review the base salaries for our executive officers to assess the above criteria and determine any necessary adjustments, which are generally incorporated in base salaries as of April 1 of each year.  Periodic increases may also occur if warranted due to significant increases in job scope and responsibility or other considerations.

The Compensation Committee met in November of 2008, and again in February of 2009, to discuss compensation in light of the current economic and insurance marketplace conditions and consider the base salaries of the Company’s named executive officers and all other employees. The Committee determined that the circumstances called for a freeze in the salaries of all Company employees effective January 1, 2009. Accordingly, the base salaries in effect at the end of 2008  for the named executive officers remained unchanged in 2009, and are as follows:  (a) Mr. Speaker: $375,000; (b)  Mr. Ehrhardt: $290,000; (c) Mr. Merclean: $250,000; and (d) Mr. Corkery:  $220,000.

Salary income earned by each named executive officer during calendar year 2009 is reported in the Summary Compensation Table, which appears below following this Compensation Discussion and Analysis.

Short-Term Incentive Compensation

We provide annual short-term incentive opportunities, after a specified minimum level of basic operating earnings per share (operating earnings is a non-GAAP measure defined as net income less after-tax realized gains and losses) is achieved, in the form of cash bonuses for our  executives that are designed to reward achievement of company operating profitability objectives.  A cash bonus can only be awarded if basic operating earnings per share exceeds $1.25 per share. In the event that this threshold is achieved, the Cash Bonus Plan provides cash bonus target levels (expressed as a percentage of salary) correlated to graduated levels of basic operating earnings per share. In addition, there is a discretionary amount, which is also correlated to basic operating earnings per share, for the named executive officer’s contribution to Company operations and strategic objectives. Once the threshold amount is achieved, the plan for 2009 provides that cash bonuses for the named executive officers can range from a minimum of 6.75% to a maximum of 150% of base salary, depending on the level of basic operating earnings per share achieved, and based on the discretion exercised by the Compensation Committee in evaluating the named executive officer’s contribution to Company operations and strategic objectives.

For 2009, the Compensation Committee modified the Company’s annual Cash Bonus Plan, providing that cash bonus awards for the named executive officers will be based 50% on achieving corporate financial objectives measured by basic operating earnings per share targets, and 50% allocated at the discretion of the Compensation Committee based on the Compensation Committee’s evaluation of individual performance.

The Compensation Committee evaluates each named executive officer’s performance for the year within the larger perspective of what it believes the named executive officers as a group, and as individual executives, must do to execute the Company’s strategic plan while managing the current business of the Company. The Compensation Committee, in its discretion, and assisted by the Chief Executive Officer in the case of his subordinates, evaluates the performance of each named executive officer in a non-formulaic manner and in the larger context of overall corporate performance, taking into account the executive’s duties, the strategic goals of the Company, the exigencies of changing demands and circumstances during the fiscal year, and available resources. There are no pre-established goals that must be satisfied in order for a named executive officer to receive the discretionary portion of a bonus, and it represents a subjective decision of the Committee.

In making this determination, the Committee, in its discretion, considers the extent to which the named executive officer has contributed to the achievement of certain specific incentive items and corporate goals, including but not limited to:

•	New products and product delivery to increase revenue,

•	Expense management efforts to increase profitability,

•	Profitability orientation,

•	Productivity and automation initiatives,

•	Process improvement,

•	Work force stability and skill development,

•	Investor relations activities,

•	Capital management initiatives, and

•	Maintenance of rating agency levels.

The Company’s basic operating earnings per share for 2009 was $2.16 per share. Based on the provisions of the cash bonus plan for 2009, the cash bonus award correlated to this amount for the chief executive officer ranges from a minimum of 54.8% to a maximum of 109.7% of base salary, and for the other named executive officers from a minimum of 32.9% to a maximum of 65.8% of base salary. The minimum represents the portion of the bonus earned by achieving the corporate financial objective, based on basic operating earnings per share of $2.16, with the balance of the cash bonus range discretionary on the part of the Compensation Committee.

Messrs. Speaker, Ehrhardt, Merclean and Corkery were awarded the full discretionary portion of the bonus, resulting in bonus awards of 109.7% and 65.8% of base salary for the Chief Executive Officer and for each of the other named executive officers, respectively. The Compensation Committee approved the award of the full discretionary portion of the bonus for these executives based on company performance, executive achievements and team orientation. During 2009, under the leadership of the named executive officers, the Company continued to increase its efficiency through restructuring and expense reductions, introduced new products in key markets, recruited agents to achieve targeted expansion opportunities, continued to build out key information technology initiatives, and managed to a low key employee turnover, as well as achieving significant growth in insurance subsidiary surplus.

The cash bonus earned by each named executive officer under the Plan for 2009 is reported in the Summary Compensation Table which appears below following this Compensation Discussion and Analysis.

The Compensation Committee will continue the cash bonus plan into 2010 without change.

Long-Term Incentive Compensation

We believe in maintaining a strong correlation between shareholders’ long-term interests and objectives for executives.  This correlation is strengthened by using equity-based compensation through programs that are easily understood and incorporate long-term business growth strategies.  We determine, on an annual basis, which named executive officers will receive equity-based awards, the size and type of the awards, and the award restrictions (vesting and performance criteria).  We target our equity-based awards based upon several factors, including each officer’s job scope and responsibilities, individual performance and long-term potential as determined by the Committee.

We have historically provided long-term incentive compensation through the use of equity grants.  We believe that equity grants are the most effective means of creating a long-term link between the compensation provided to named executive officers and gains realized by shareholders.  We have elected to use stock options and restricted stock as the primary equity compensation vehicles.

We use stock options as a long-term incentive vehicle because, among other things:

•
Stock options align the interests of executives with those of the shareholders, support a pay-forward performance culture, facilitate employee stock ownership and focus the executive management team on increasing value for our shareholders;

•
Stock options are performance-based.  All of the realizable value received by the recipient from a stock option is based upon the increase in the value of a share of our common stock above the option exercise price, which is equal to the fair market value per share on the date of grant;

•	Stock options help to provide a balance to the overall compensation program; and

•	The vesting period and performance criteria encourage executive retention and the preservation of shareholder value.

All stock options incorporate the following features:

•	The term of the grant does not exceed ten years (in the case of an incentive stock option) and ten years and one month (in the case of a non-qualified stock option);

•	The grant price is not less than the closing price of a share of our common stock on the date that the Committee grants the option or, if later, on the date that the grant becomes effective;

•	No grant includes a “re-load” provision; and

•	Re-pricing of an option is prohibited.

We also use restricted stock as a long-term investment vehicle because, among other things:

•	Restricted stock provides an equally motivating form of incentive compensation as stock options; and

•	Awarding restricted stock permits us to use fewer shares than options to deliver comparable value to the executive, which reduces the potential dilution to our shareholders.

In determining the number of options and shares of restricted stock that we grant to our executive officers as long-term incentive compensation, the Compensation Committee takes into account the officer’s position, scope of responsibility and the value of the awards in relation to other elements of the executive’s total compensation.  In addition, the Committee considers an executive’s job responsibilities, past contributions to Company performance and potential for future contributions.  The Committee believes that long-term incentive compensation should consist of awards of both stock options and shares of restricted stock, which is consistent with the broader market practice of using more than one type of award to provide appropriate long-term incentives.   In determining the proper mix between stock options and shares of restricted stock, the Committee exercises judgment and discretion in light of its general compensation philosophy and policies with a view toward creating incentives which motivate and are appropriate for each officer in light of the specific components of that officer’s total compensation package.  Note that, unlike many other publicly held companies, the Company has not in the past issued incentive awards on a recurring annual basis. Instead, the Company has made only a single grant of stock options and shares of restricted stock to each of its senior officers.  Although this has been the Company’s practice in the past, the Committee could change this policy in the future.

We currently award all options and restricted stock pursuant to the 2004 Stock Incentive Plan.  Awards of restricted stock and stock options are approved by the Compensation Committee at its regularly scheduled meeting in February each year, which is contemporaneous with the release of the Company’s annual earnings.  Except in unusual circumstances, the Company does not generally grant stock options to its executive officers at other times.

There were no grants of options or restricted stock during 2009 to the named executive officers.  Information concerning the number of shares of restricted stock and stock options that vested in 2009 and concerning the number of options and unvested restricted shares held by each named executive officer as of December 31, 2009 is set forth in the Option Exercises and Stock Vested Table and in the Outstanding Equity Awards at Fiscal Year-End Table, respectively, which appear below following this Compensation Discussion and Analysis.

Retirement Plans and Other Benefits

All Mercer employees who have completed at least six months of service, who are at least 21 years of age and who work at least 1,000 hours per year are entitled to participate in the Mercer Insurance Retirement Savings Plan, which we refer to as the “MIRSP.”  Under the terms of the MIRSP, a participating employee may elect to have up to 100% of their earnings contributed to the MIRSP's related trust under its 401(k) feature.  Mercer matches the employee’s contributions at the rate of 1/3 of the first 6% of each employee’s pre-tax contribution and also contributes an amount equal to 2% of each employee’s annual compensation. Deferral amounts in excess of the qualified plan limitations, as well as Company contributions on such compensation, are funded into a nonqualified plan, as discussed below.  In addition, the Company may make a discretionary contribution for each year, based on Company profitability, to both the qualified 401(k) plan and, where applicable, to the nonqualified plan.  All Company contributions vest 30%, 60% and 100% after one, two and three years of service, respectively. Contributions made by the Company under the MIRSP in 2009 on behalf of each named executive officer are reported in the Summary Compensation Table which appears below following this Compensation Discussion and Analysis.

In addition to the MIRSP, the named executive officers are eligible to participate in the Executive Nonqualified Excess Plan and in the nonqualified 401(k) Mirror Plan, each of which is a nonqualified deferred compensation plan and is described in the narrative that accompanies the Nonqualified Deferred Compensation Table which appears below following this Compensation Discussion and Analysis.  Contributions made by the Company under these Plans in 2009 on behalf of the named executive officers are reported in the Summary Compensation Table which appears below following this Compensation Discussion and Analysis.

Mercer also maintains an Employee Stock Ownership Plan, which we refer to as the “ESOP,” which is described under the heading “Tax Qualified Retirement Plan and ESOP” that appears below following this Compensation Discussion and Analysis.  Shares of Mercer Common Stock which were allocated to the accounts of the named executive officers in 2009 under the ESOP are reported in the Summary Compensation Table.

2010 Compensation of Named Executive Officers

The Compensation Committee met in February of 2010, and with a view towards the weak economy and the difficult marketplace for insurance companies, affirmed its decision to continue in 2010 the freeze put in place effective January 1, 2009, on the salaries of the named executive officers.

The Compensation Committee also addressed stock option and restricted stock awards at its February, 2010 meeting, and determined that no grants of stock options or restricted stock would be authorized at that time.

Internal Pay Equity

We believe that internal pay equity is an important factor to be considered in establishing compensation for executive officers.  We have not established a formal policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other senior officers, but we review compensation levels to ensure that appropriate equity exists.  The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if the Committee deems such policy appropriate.

The Tax Deductibility of Compensation Should Be Maximized Where Appropriate

We generally seek to maximize deductibility for tax purposes of all elements of compensation.  The Compensation Committee reviews compensation plans in light of applicable tax provisions including Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) and may revise compensation plans from time to time to maximize deductibility.  The Committee may, however, approve compensation that does not qualify for deductibility when the committee deems it to be in our best interest.  Note that, in 2009, none of our named executive officers received annual compensation (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended) in excess of $1,000,000.

Restatement of Financial Statements

The Compensation Committee is of the view that, to the extent permitted by law, it has authority to retroactively adjust any cash or equity-based incentive award paid to any senior officer (including any named executive officer) where the award was based upon Mercer’s achievement of specified financial goals and it is subsequently determined following a restatement of Mercer’s financial statements that the specified goals were not in fact achieved.

Executive and Director Stock Ownership Requirements

In accordance with a policy adopted by the Board of Directors, each named executive officer of the Company, and each Director, is required to own a minimum of 2,500 shares of Mercer Common Stock. We provide each officer with a reasonable time after joining the Company to achieve this level of stock ownership.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth above in this proxy statement.  Based upon our review and discussion with management, we have recommended to the Board of Directors that the Compensation and Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2009.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Submitted by:

THE COMPENSATION COMMITTEE
William C. Hart (Chairman)
Roland D. Boehm
George T. Hornyak, Jr.

Compensation Tables and Additional Compensation Disclosure

Total Compensation

The following table provides certain summary information concerning total compensation paid or accrued by Mercer to Andrew R. Speaker, Mercer’s President and Chief Executive Officer, to David B. Merclean, Mercer’s Senior Vice President of Finance and Chief Financial Officer, and to the Company’s other two named executive officers.  The Company has entered into an employment agreement with each of Messrs. Speaker, Ehrhardt, Merclean and Corkery, which employment agreements are described under the heading “Description of Employment Agreements and Potential Post-Employment Payments” which appears below.

Name and Principal Position	Year	Salary1 ($)	Bonus2 ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation3 ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation4 ($)	Total ($)
Andrew R. Speaker President and Chief Executive Officer	2009 2008 2007	$375,000 $367,228 $346,538	− − −	− − −	− − −	$411,329 $421,875 $454,831	− − −	$84,083 $67,259 $78,335	$870,412 $856,362 $879,704
Paul D. Ehrhardt Senior Vice President and Corporate Secretary	2009 2008 2007	$290,000 $286,040 $267,423	− − −	− − −	− − −	$190,857 $195,750 $216,956	− − −	$62,452 $49,286 $54,752	$543,309 $531,076 $539,131
David B. Merclean Senior Vice President of Finance and Chief Financial Officer	2009 2008 2007	$250,000 $246,860 $231,443	− − −	− − −	− − −	$164,532 $168,750 $187,819	− − −	$55,986 $43,315 $49,723	$470,518 $458,925 $468,985
Paul R. Corkery Senior Vice President and Chief Information Officer	2009 2008 2007	$220,000 $217,815 $205,728	− − −	− − −	− − −	$144,788 $148,500 $159,437	− − −	$50,698 $37,698 $42,289	$415,486 $404,013 $407,454
_________________
Footnotes
(1)
Consists of base salary paid in 2009, 2008 and 2007. At its February, 2008 meeting the Compensation Committee set annual base salaries for these officers, effective April 1, 2008, at $375,000, $290,000, $250,000 and $220,000, respectively, and they have been frozen at this level since then in view of the difficult economy and business conditions for insurance companies.

(2)	Bonus compensation earned in 2009, 2008 and 2007 under the Cash Bonus Plan is reported in this Table in the column entitled “Non-Equity Incentive Plan Compensation”.

(3)
The amounts reported in this column consist of awards made under the Company’s Cash Bonus Plan.  The Cash Bonus Plan is described under the heading “Short-Term Incentive Compensation” in the Compensation Discussion and Analysis which appears above.

(4)
Reported amounts include Company contributions to the Company’s qualified and non-qualified retirement plans on behalf of the named executive officers and the value of  shares of Mercer Common Stock allocated under the ESOP for the accounts of the named executive officers, as follows:  (a) Mr. Speaker:  (2009) $47,824 and $28,571, respectively; (2008) $42,562 and $17,503, respectively; and (2007) $38,107 and $25,862, respectively; (b) Mr. Ehrhardt:  (2009) $30,470 and $28,571, respectively; (2008) $27,747 and $17,503, respectively; and (2007) $24,832 and $25,862, respectively; (c) Mr. Merclean: (2009) $29,786 and $26,200, respectively; (2008) $27,743 and $15,572, respectively; and (2007) $23,861 and $25,862, respectively;  (d) Mr. Corkery: (2009) $26,053 and $24,646, respectively; (2008) $23,246 and $14,452, respectively; and (2007) $16,427 and $25,862, respectively.  Reported amounts for Mr. Speaker also include club dues (only in 2007), and amounts relating to personal use of a Company automobile.  Reported amounts for Mr. Ehrhardt also include amounts relating to personal use of a Company automobile.

Plan-Based Compensation

The 2004 Stock Incentive Plan provides for the grant of awards in the form of incentive stock options, nonqualified stock options, restricted stock or any combination thereof to Company employees and to non-employee directors.  The Plan as adopted authorized the issuance of 876,555 shares of Mercer Common Stock, subject to an annual increase equal to 1% of the number of shares of Mercer Common Stock outstanding at the end of each calendar year.  As of December 31, 2009, 1,270,514 shares (before reduction for grants) of Mercer Common Stock were authorized to be issued under the Plan. The Plan provides that stock options and restricted stock awards may include vesting restrictions and performance criteria at the discretion of the Compensation Committee of the Board of Directors.  The term of options may not exceed ten years for incentive stock options and ten years and one month for nonqualified stock options and the option exercise price may not be less than fair market value on the date of grant.  All grants employ graded vesting over vesting periods of 3 or 5 years for restricted stock, incentive stock options and nonqualified stock options, and are subject only to such service conditions.  During 2009, the Company made no grants of restricted stock, incentive stock options or non-qualified stock options.  There were no stock options or shares of restricted stock forfeited in 2009, and 10,000 incentive stock options expired unexercised.

Outstanding Stock Option and Other Equity Awards at Fiscal Year End

The following table provides certain information with respect to the executive officers named in the Summary Compensation Table appearing above concerning stock options and other equity awards which were outstanding on December 31, 2009.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price3 ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrew R. Speaker	24,500	1	−	−	$12.21	6/16/14	−	−	−	−
	100,500		−	−	$12.21	7/16/14	−	−	−	−
Paul D. Ehrhardt	24,500	1	−	−	$12.21	6/16/14	−	−	−	−
	22,500	2	−	−	$12.21	7/16/14	−	−	−	−
David B. Merclean	24,500	1	−	−	$12.21	6/16/14	−	−	−	−
	22,500	2	−	−	$12.21	7/16/14	−	−	−	−
Paul R. Corkery	11,550	1	−	−	$25.89	10/1/16	−	−	−	−
	13,450	2	−	−	$25.89	11/1/16	−	−	−	−
	−		−	−	−	−	−	−	−	−

_________________
Footnotes:
(1)	Incentive Stock Options.
(2)	Nonqualified stock options.
(3)	Exercise price is equal to the closing sale price on the date of grant.

Stock Option Exercises and Vesting of Restricted Stock

The following table provides certain information with respect to the executive officers named in the Summary Compensation Table appearing above concerning the exercise of stock options and the vesting of restricted stock during calendar year 2009.

OPTION EXERCISES AND STOCK VESTED IN 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting1 ($)
Andrew R. Speaker	−	−	−	−
Paul D. Ehrhardt	−	−	−	−
David B. Merclean	−	−	−	−
Paul R. Corkery	−	−	1,667	$30,123

______________
Footnotes

(1)           Determined on the basis of the closing price of the Mercer Common Stock on the vesting date of October 1, 2009.

Tax Qualified Retirement Plan and ESOP

All Mercer employees who have completed at least six months of service, who are at least 21 years of age and who work at least 1,000 hours per year are entitled to participate in the Mercer Insurance Retirement Savings Plan, which we refer to as the “MIRSP.”  Under the terms of the MIRSP, a participating employee may elect to have up to 100% of his earnings contributed to the Plan's related trust under its 401(k) feature.  The Company matches at a rate of one third of each employee’s pre-tax contribution (up to 6% of compensation) and also contributes an amount equal to 2% of each employee’s annual compensation.  Deferral amounts in excess of the qualified plan limitations, as well as Company contributions on such compensation, are allocated to a nonqualified plan.  (See the narrative which accompanies the Nonqualified Deferred Compensation Table which appears below.)  In addition, the Company sometimes makes a discretionary contribution to the MIRSP each year based upon Company profitability and, where applicable, to the nonqualified plans.  All Company contributions vest 30%, 60% and 100% after one, two and three years of service, respectively.  Amounts in the plan, together with accumulated earnings, are distributed, in accordance with the requirements of the Internal Revenue Code, at the discretion of the participant upon retirement as a lump sum or in installments, or on occasion of death or justifiable hardship. Balances in the MIRSP are invested in investment vehicles chosen by the participants from a selection of investment choices that are unrelated to the Company in any manner. Company contributions under the MIRSP for the account of each named executive officer are reported in the “All Other Compensation” column in the Summary Compensation Table which appears above.

The Company also maintains an Employee Stock Ownership Plan (which we refer to as the “ESOP”) for the benefit of its employees.  The ESOP purchased 626,111 shares of Mercer Common Stock in 2003 with the intention of allocating these shares to its employees over a period of ten years.  The Company allocates shares of Mercer stock to eligible participants based upon the ratio of each participating employee’s compensation to all participating employee compensation. Compensation used for the Company’s executives in this calculation is limited to the limitation imposed by the Code, which in 2009 was $245,000. All assets of the ESOP are held in trust by the plan.  To be eligible to participate in the ESOP, an employee must have completed one year of service, be at least 21 years of age and work at least 1,000 regularly scheduled hours annually.  Regular vesting of ESOP share awards occurs after five years of service.

Deferred Compensation

The following table provides certain information with respect to the executive officers named in the Summary Compensation Table appearing above concerning defined contribution plans that provide for the deferral of compensation on a basis that is not tax-qualified at and for the calendar year ended December 31, 2009.

NONQUALIFIED DEFERRED COMPENSATION IN 2009

Name	Executive Contributions in 2009(1) ($)	Company Contributions in 2009(1) ($)	Aggregate Earnings in 2009 ($)	Aggregate Withdrawals/ Distributions in 2009 ($)	Aggregate Balance at 12-31-09 (2)($)
Andrew R. Speaker	$17,254	$31,394	$46,190	−	$286,233
Paul D. Ehrhardt	$0	$13,770	$24,779	−	$98,667
David B. Merclean	$28,438	$13,086	$(3,426)	−	$116,320
Paul R. Corkery	$22,220	$9,353	$17,421	−	$86,335
_______________
Footnotes:

(1)
The amounts reported in this column include the following amounts which are reported as compensation earned in 2009 in the Summary Compensation Table which appears above for each executive officer who is named in this Table:  (a) Mr. Speaker:  $48,648; (b) Mr. Ehrhardt:  $13,770; (c) Mr. Merclean:  $41,524; and (d) Mr. Corkery:  $31,573.

(2)
The amounts reported in this column include the following amounts which were reported as compensation earned in the Summary Compensation Table for years preceding 2009 for each executive officer who is named in this Table:  (a) Mr. Speaker:  $213,829; (b) Mr. Ehrhardt:  $74,929; (c) Mr. Merclean:  $75,013; and (d) Mr. Corkery:  $54,387.

In addition to the tax-qualified MIRSP (discussed above) that we maintain for the benefit of all eligible employees, our senior officers (including the named executive officers) are eligible to participate in the Executive Nonqualified Excess Plan and in the nonqualified 401(k) Mirror Plan.  The Executive Nonqualified Excess Plan allows a participant to defer receipt of all or a portion of his salary or cash bonus, in addition to amounts deferred under the MIRSP.  Amounts deferred into the 401(k) Mirror Plan are matched by the Company to the same extent and subject to the same vesting schedules as are deferrals to the MIRSP.  To the extent that a named executive’s compensation exceeds the annual limitation under the Code discussed above ($245,000 in 2008), the Company contributes for his benefit an amount equal to the additional amount which would have been contributed to the MIRSP in the absence of this ERISA limitation. Amounts in the plan, together with accumulated earnings, are distributed at the discretion of the participant as a lump sum or in installments over a period of not more than ten years.  The 401(k) Mirror Plan is a plan that Mercer contributes to on behalf of executive officers to permit deferrals and Company contributions that are in excess of the limitations under the Code.  The Company contributions made to these nonqualified deferred compensation plans for the benefit of each named executive officer are reported in the “All Other Compensation” column in the Summary Compensation Table which appears above.  Balances in both nonqualified plans are invested in investment vehicles chosen by the participants from a selection of investment choices that are unrelated to the Company in any way. Amounts contributed to both of these nonqualified plans are predominantly employee deferrals from their salary and cash bonus, with Company contributions to these plans limited to the amounts which the Company would normally make were it not for the limitation in the Code that limits employer contributions to qualified plans on compensation in excess of $245,000.

Description of Employment Agreements and Potential Post-Employment Payments

Andrew R. Speaker, Paul D. Ehrhardt, David B. Merclean and Paul R. Corkery are each parties to an employment agreement with the Company and BICUS. These employment agreements (individually, an “Agreement” and collectively, the “Agreements”) are substantially identical, except as noted in the discussion which follows. The current term of each Agreement is three years. Each of these Agreements provides for affirmative serial one-year extensions, effective on March 31 of each year, so as to maintain a constant term equal to three years, unless the Company or the officer involved gives prior notice of nonrenewal.

The Agreements, as in effect on the date hereof, provide for minimum annual base salaries, as follows:  Mr. Speaker – $375,000; Mr. Ehrhardt –$290,000; Mr. Merclean – $250,000; and Mr. Corkery – $220,000.  In addition, each executive is entitled to participate in any incentive compensation and employee benefit plans which are maintained by the Company.

Under each Agreement, in the event that the executive’s employment is terminated by the Company for cause (as defined in the Agreement) or in the event that the executive terminates his employment without good reason (as defined in the Agreement), the executive will be entitled to receive his accrued but unpaid base salary and an amount for all accumulated but unused vacation time earned through the date of termination.  In addition, if such termination occurs prior to the occurrence of a change in control (as defined in the Agreement), the executive is subject to a noncompetition and a non-solicitation covenant for a period of one year following the date of termination.

In the event that the executive’s employment is terminated by the Company without disability or cause, the executive will be entitled to receive for the remaining term of his Agreement an annual amount at a rate equal to the greater of:

•	His highest base salary received during either of the two years immediately preceding the year in which he is terminated, or

•	His base salary in effect immediately prior to his termination.

The frequency and amount of such payments will be in accordance with the Company’s executive payroll practices as from time to time in effect.

In addition, the executive will be entitled to receive annually for the remaining term of his Agreement:

•	An amount equal to the greater of the annual bonus compensation paid to him in either of the two calendar years immediately preceding the year in which he is terminated, and

•
An amount equal to the sum of the highest aggregate annual contribution made by the Company on his behalf (other than salary reduction contributions) to all tax qualified and non-qualified defined contribution plans in the year in which he is terminated or during either of the two calendar years immediately preceding the year in which he is terminated.

In addition, each executive shall be entitled to additional payments equal to the amount of their highest annual bonus compensation during either of the past two calendar years and their highest annual defined contribution plan annual contribution during either of the past two calendar years, each such amount to be prorated by a fraction, the numerator of which is the number of whole months elapsed during the calendar year in which termination occurs and the denominator is 12. Each executive also will be entitled to certain retirement, health, and welfare benefits.

In the event that the executive terminates his employment for good reason, (as defined in the Agreement), the executive will be entitled to receive the same amounts and benefits he would receive if he had been terminated by the Company without disability or cause.

In the event that the executive’s employment is terminated by the Company by reason of the executive’s disability, the executive will be entitled to receive for a period of one year an annual amount at a rate equal to the greater of:

•	His highest base salary received during either of the two years immediately preceding the year in which he is terminated, or

•	His base salary in effect immediately prior to his termination.

The frequency and amount of such payments will be in accordance with the Company’s executive payroll practices as from time to time in effect.

In addition, the executive will be entitled to receive on the first anniversary of the date of termination:

•	An amount equal to the greater of the annual bonus compensation paid to him in either of the two calendar years immediately preceding the year in which he is terminated, and

•
An amount equal to the sum of the highest aggregate annual contribution made by the Company on his behalf (other than salary reduction contributions) to all tax qualified and non-qualified defined contribution plans in the year in which he is terminated or during either of the two calendar years immediately preceding the year in which he is terminated.

Each executive also will be entitled to certain retirement, health, and welfare benefits.

In the event of the executive’s death during the term of his employment, the executive’s spouse (or his estate, if his spouse does not survive him) will be entitled to receive for a period of one year an annual amount equal to the greater of:

•	His highest base salary received during either of the two years immediately preceding the year in which he is terminated, or

•	His base salary in effect immediately prior to his termination.

The frequency and amount of such payments will be in accordance with the Company’s executive payroll practices as from time to time in effect.

In addition, the executive’s spouse (or his estate, if his spouse does not survive him) will be entitled to receive within 30 days following the executive’s death:

•	An amount equal to the greater of the annual incentive bonus compensation paid to him in either of the two calendar years immediately preceding the year of the executive’s death, and

•
An amount equal to the sum of the highest aggregate annual contributions made by the Company on his behalf (other than salary reduction contributions) to all tax qualified and non-qualified defined contribution plans in the year of the executive’s death or during either of the two calendar years immediately preceding the year of his death.

The executive’s surviving spouse also will be entitled to certain retirement, health, and welfare benefits.

A “change in control” is defined in the Agreement to include the following:  (i) the acquisition by an unrelated third party of 19.9% or more of the Company’s outstanding voting securities, (ii) the sale, exchange, transfer or other disposition of substantially all of the assets of the Company, (iii) the occurrence of a merger, consolidation or other reorganization of the Company, unless the shareholders of the Company immediately prior to the reorganization own immediately after the reorganization at least two-thirds of the voting securities of the surviving entity, there is no change in control of the Board of Directors of the surviving entity, and no unrelated third party owns 19.9% or more of the outstanding voting securities of the surviving entity, (iv) a plan of liquidation or dissolution is adopted by the Company, and (v) the election or appointment during any two year of a majority of the members of the Company’s Board of Directors under circumstances where the nomination or appointment of such members were not approved by a majority of the directors in office at the beginning of such period.  The concept of the termination of the Agreement by the executive for good reason generally encompasses acts by the Company which are inconsistent with the terms or spirit of the Agreement, but is more expansively defined following the occurrence of a change in control; among other things, the executive is deemed to have good reason to terminate following a change in control if he terminates his employment for any reason at any time prior to the first anniversary of the change in control.

In the event that the executive is required to pay an excise tax as a result of any compensation and benefits received under his Agreement in connection with a change in control, the Company will pay the executive an additional amount, such that the net amount retained by him, after the payment of such excise taxes (and any additional income tax resulting from such payment), equals the amount he would have received but for the imposition of such excise tax.

Additional information concerning the severance benefits payable to Messrs. Speaker, Ehrhardt, Merclean and Corkery upon termination of employment under various circumstances is set forth in the Potential Post-Employment Payment Table which appears below.

Other Potential Post-Employment Payments

The potential post-employment payments due to each of our named executive officers under various circumstances, assuming that employment was terminated on December 31, 2009, are set forth in the following table:

POTENTIAL POST-EMPLOYMENT PAYMENTS

Actual amounts that we will pay out and the assumptions used in arriving at such amounts can only be determined at the time of such executive's termination or change in control and are likely to differ materially from the amounts set forth below.

				Absent a change in control		Following a change in control
		Termination by Reason of Disability (1)(4)	Termination by Reason of Death (1)	Involuntary Termination Not For Cause (1)	Voluntary Termination For Good Reason (1)	Involuntary Termination Not For Cause (1)	Voluntary Termination For Good Reason (1)
Andrew R. Speaker	Base salary	$373,513	$373,513	$836,066	$836,066	$836,066	$836,066
	Bonus	$451,087	$454,831	$1,010,073	$1,010,073	$1,010,073	$1,010,073
	Medical continuation (2)(3)	$16,228	$16,228	$36,324	$36,324	$36,324	$36,324
	Value of plan contributions	$75,766	$76,395	$169,655	$169,655	$169,655	$169,655
	Pro-rata bonus	$0	$0	$446,450	$446,450	$446,450	$446,450
	Pro-rata value of plan contributions	$0	$0	$74,987	$74,987	$74,987	$74,987
	Potential excise tax gross-up	$0	$0	N/A	N/A	$926,796	$926,796
	Total	$916,594	$920,966	$2,573,556	$2,573,556	$3,500,352	$3,500,352
Paul D. Ehrhardt	Base salary	$288,850	$288,850	$646,558	$646,558	$646,558	$646,558
	Bonus	$215,170	$216,956	$481,809	$481,809	$481,809	$481,809
	Medical continuation (2)(3)	$6,427	$6,427	$14,387	$14,387	$14,387	$14,387
	Value of plan contributions	$58,555	$59,041	$131,116	$131,116	$131,116	$131,116
	Pro-rata bonus	$0	$0	$212,959	$212,959	$212,959	$212,959
	Pro-rata value of plan contributions	$0	$0	$57,953	$57,953	$57,953	$57,953
	Potential excise tax gross-up	$0	$0	N/A	N/A	$549,660	$549,660
	Total	$569,003	$571,275	$1,544,782	$1,544,782	$2,094,442	$2,094,442
David B. Merclean	Base salary	$249,009	$249,009	$557,377	$557,377	$557,377	$557,377
	Bonus	$186,273	$187,819	$417,102	$417,102	$417,102	$417,102
	Medical continuation (2)(3)	$16,228	$16,228	$36,324	$36,324	$36,324	$36,324
	Value of plan contributions	$55,793	$56,256	$124,931	$124,931	$124,931	$124,931
	Pro-rata bonus	$0	$0	$184,358	$184,358	$184,358	$184,358
	Pro-rata value of plan contributions	$0	$0	$55,219	$55,219	$55,219	$55,219
	Potential excise tax gross-up	$0	$0	N/A	N/A	$628,781	$628,781
	Total	$507,302	$509,311	$1,375,311	$1,375,311	$2,004,093	$2,004,093
Paul R. Corkery	Base salary	$219,128	$219,128	$490,492	$490,492	$490,492	$490,492
	Bonus	$158,125	$159,437	$354,073	$354,073	$354,073	$354,073
	Medical continuation (2)(3)	$12,543	$12,543	$28,076	$28,076	$28,079	$28,076
	Value of plan contributions	$51,488	$51,915	$115,291	$115,291	$115,291	$115,291
	Pro-rata bonus	$0	$0	$156,499	$156,499	$156,499	$156,499
	Pro-rata value of plan contributions	$0	$0	$50,959	$50,959	$50,959	$50,959
	Potential excise tax gross-up	$0	$0	N/A	N/A	$548,967	$548,967
	Total	$444,008	$445,748	$1,195,391	$1,195,391	$1,744,358	$1,744,358
_________________

Footnotes:

(1)	For base salary, bonus and medical continuation payment calculation, and timing and form of such payments, see "Description of Employment Agreements
(2)	Equals the present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits
(3)	The Company is not required to provide welfare benefits after the later of the date the named executive officer and his spouse (if any) reach 65 or the date specified in the plan document
 (4)  Upon the expiration of the term of the agreements following a termination for disability, and provided such disability continues, the executives will be entitled to receive the compensation and benefits provided under our long-term disability plan. Such compensation and benefits will continue until the earlier of (i) death, or (ii) the later of (A) attainment of age 65, or (B) the date specified in the plan document for benefit termination. To the extent we are unable to provide such compensation and benefits under our long-term disability plan, we will provide equivalent compensation and benefits directly at no out-of-pocket or tax cost to the executive.

Equity Compensation Plan Information

The following table provides certain information regarding securities issued or issuable under our equity compensation plans as of December 31, 2009.

EQUITY COMPENSATION PLAN TABLE

Plan category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of shares of common stock remaining available for future issuance at December 31, 2009 under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	590,700	$13.26	459,990
Equity compensation plans not approved by security holders	None	N/A	None
Total	590,700	$13.26	459,990

Transactions with Related Parties

In accordance with the terms of Mercer’s Code of Conduct and Ethics and Audit Committee Charter, (copies of which are posted on Mercer’s website at www.mercerins.com), any transaction involving Mercer or any direct or indirect subsidiary of Mercer and an executive officer or a director (or a company or other entity in which he or she has, directly or indirectly, a financial interest) must be submitted for review and approval by the Audit Committee and/or the entire Board of Directors.  It is Mercer’s policy to carefully review any such proposed transaction and to grant a waiver of Mercer’s policy prohibiting transactions and relationships that may involve a conflict of interest only if the proposed transaction can be structured in such a way as to eliminate both any potential financial disadvantage to Mercer and any appearance of impropriety.  The following transactions have been reviewed and approved by the Audit Committee and/or the entire Board of Directors in accordance with the foregoing.

H. Thomas Davis, Jr., a director and former executive officer of the Company who retired on September 30, 2006, is the owner of Davis Insurance Agency.  The Davis Insurance Agency is Mercer’s second largest producer, accounting for approximately 4% of our direct premiums written during the year ended December 31, 2009.  In 2009, Mercer paid the Davis Insurance Agency $1.2 million in commissions and profit sharing amounts.

Van Rensselaer, Ltd., which is owned by William V. R. Fogler, a director, has provided investment management services to Mercer Insurance since the year 1980. Fees to Van Rensselaer, Ltd. amounted  to $79,000 in 2009.

With the exception of the foregoing, since January 1, 2009, we have not engaged in any transactions with, loaned money to or incurred any indebtedness to, or otherwise proposed to engage in transactions with, loan money to or incur any indebtedness to, any related person, promoter or control person in an amount that in the aggregate exceeds $120,000.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors are currently Messrs. Hart (Chairman), Boehm, and Hornyak.  No member of the Compensation Committee is an employee of Mercer or any Mercer subsidiary and no member of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.  None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

MATTER NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has audited Mercer’s financial statements for the fiscal year ended December 31, 2009 and the reports on such financial statements and the effectiveness of internal control over financial reporting as of December 31, 2009 appear in the Annual Report to Shareholders.  KPMG LLP has been selected by the Audit Committee to perform an examination of the consolidated financial statements of Mercer for the year ending December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, such appointment to continue at the pleasure of the Audit Committee and to be presented to the shareholders for ratification.

The affirmative vote of a majority of the votes cast at the Annual Meeting, assuming a quorum is present, is required to ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.  Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2009 and 2008, by KPMG LLP.

December 31, 2009
Audit Fees	$546,000
Tax Fees	$0
All Other Fees	$26,500

December 31, 2008
Audit Fees	$546,000
Tax Fees	$0
All Other Fees	$26,500

Audit fees included the audit of the Company’s annual financial statements and an audit of internal control over financial reporting, reviews of the Company’s quarterly financial statements, statutory audits, consents, and other services related to Securities and Exchange Commission matters.

All other fees include services provided in connection with statutory actuarial reviews.

The fees shown above do not include out-of-pocket expenses incurred in the performance of the services described above, which are reimbursed by the Company.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and legally permissible non-audit services provided by the independent registered accounting firm in accordance with the pre-approval policies and procedures adopted by the Audit Committee at its May 7, 2003 meeting and affirmed at its January 13, 2010 meeting.  These services may include audit services, audit-related services, tax services and other services.  Under the policy, pre-approved services include pre-approval of legally permissible non-audit services for a limited dollar amount.  The Audit Committee may delegate pre-approval authority to one or more of its members.  Such member must report any decisions to the Audit Committee at the next scheduled meeting.  All services performed by KPMG in 2009 were pre-approved in accordance with the pre-approval policy.

CORPORATE GOVERNANCE DOCUMENTS

A copy of the Company’s Corporate Governance Guidelines, the Company’s Code of Conduct and Ethics, the Company’s Code of Ethics for Senior Executive Officers and the charters of the Company’s Audit Committee, Compensation Committee, and Nominating/Governance Committee are available on the Company’s website under Investor Relations at www.mercerins.com and any shareholder may obtain a printed copy of these documents by writing to Investor Relations, Mercer Insurance Group, Inc., P.O.  Box 278, Pennington, New Jersey 08534, by e-mail to investorrelations@mercerins.com or by calling Investor Relations at (800) 223-0534.

FINANCIAL INFORMATION

Mercer will furnish, without charge, a copy of its annual report on Form 10-K for the year ended December 31, 2009, including financial statements and schedules thereto, to any shareholder of record on March 1, 2010, upon written request made to Mercer Insurance Group, Inc., P.O. Box 278, Pennington, New Jersey 08534, telephone (800) 233-0534.  A reasonable fee will be charged for copies of requested exhibits.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented at the Annual Meeting.  If, however, any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the persons appointed in the proxies.

SHAREHOLDER COMMUNICATIONS

Shareholders and other interested parties who desire to communicate directly with the Company’s Board or the independent, non-management directors should submit communications in writing addressed to Audit Committee Chair, Mercer Insurance Group, Inc., P.O. Box 278, Pennington, New Jersey 08534.

Shareholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with the Company’s Audit Committee in writing addressed to Audit Committee Chair, Mercer Insurance Group, Inc., P.O.  Box 278, Pennington, New Jersey 08534.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any shareholder desiring to present a proposal for inclusion in Mercer’s proxy statement relating to the 2011 Annual Meeting of Shareholders should submit the proposal in writing to: Chairman, Mercer Insurance Group, Inc., Executive Offices, P.O. Box 278, Pennington, New Jersey 08534 no later than November 25, 2010.  If next year’s annual meeting is held on a date more than 30 calendar days from May 12, 2011, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting.

Pursuant to our bylaws, any shareholder desiring to propose a matter to be considered at the 2011 Annual Meeting of Shareholders but not requesting that such matter be included in the proxy statement relating to the Meeting must submit the proposal in writing to: Secretary, Mercer Insurance Group, Inc., Executive Offices, P.O. Box 278, Pennington, New Jersey 08534 no more than one-hundred fifty (150) days nor fewer than ninety (90) days before the 2011 Annual Meeting of Shareholders.  The proxy for our 2010 Annual Meeting of Shareholders will confer discretionary authority to vote for any matter of which we did not have notice in accordance with the preceding sentence.

By Order of the Board of Directors,

Corporate Secretary

March 25, 2010

PROXY

MERCER INSURANCE GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder(s) of MERCER INSURANCE GROUP, INC., Pennington, New Jersey, do(es) hereby appoint Roland D. Boehm and William C. Hart, or either one of them, my (our) attorney(s) with full power of substitution, for me (us) and in my (our) name(s), to vote all the common stock of Mercer Insurance Group, Inc. standing in my (our) name(s) on its books on March 1, 2010, at the Annual Meeting of its shareholders to be held at the Company’s headquarters located at 10 North Highway 31, Pennington, New Jersey, 08534, on May 12, 2010, at 10:30 a.m., local time, or any adjournment(s) thereof, as follows on the reverse side:

CONTINUE AND SIGN ON REVERSE SIDE
YOUR VOTE IS IMPORTANT.  PLEASE VOTE IMMEDIATELY

☒ Please mark votes as in this example.

IN THE ABSENCE OF A CONTRARY DIRECTION, THE SHARES REPRESENTED SHALL BE VOTED IN FAVOR OF THE NOMINEES NAMED IN ITEM 1, AND FOR THE RATIFICATION OF KPMG LLP.

1.  Election of Class I Directors for Terms Expiring 2013.

Nominees:                             (01) George T. Hornyak, Jr.

(02) Samuel J. Malizia

(03) Andrew R. Speaker

☐    FOR                 ☐ WITHHOLD                ☐    FOR All Except

INSTRUCTION:  To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name or number in the space provided below.

2.  Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Mercer Insurance Group, Inc. for the year ending December 31, 2010.

☐    FOR                       ☐    AGAINST                                ☐    ABSTAIN

3.  In their discretion, to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

_________________________________________________________

☐ MARK HERE IF YOU PLAN TO ATTEND THE MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO EXERCISE.

This will ratify and confirm all that the attorney(s) may do or cause to be done by virtue hereof.  The attorney(s) is (are) authorized to exercise all the power that I (we) would possess if present personally at the meeting or any adjournment(s) thereof.  I (we) hereby revoke all proxies by me (us) heretofore given for any meeting of shareholders of Mercer Insurance Group, Inc.

Receipt is acknowledged of the Notice and Proxy Statement for the Annual Meeting, each dated March 25, 2010.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN ENCLOSED POSTAGE-PAID ENVELOPE.

Please date and sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, trustee or guardian, etc., you should indicate your full title.  If stock is in joint name(s), each joint owner should sign.

Signature:

Date:

Signature:

Date:

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 12, 2010:

The Annual Report to Shareholders and the Proxy Statement are available online at http://www.cfpproxy.com/5546.  For Directions to the location of the meeting, please email InvestorRelations@mercerins.com or call the Company’s offices at (609) 737-0426.